PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire a 53,169 Square Foot Medical
Office Building Located in Jacksonville, Florida

Scottsdale, Arizona (December 17, 2009) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of a purchase and sale agreement to acquire a medical office building located in Jacksonville, Florida for approximately $10,775,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The 53,169 square foot King Street Medical Office Building is 100% occupied and houses the Gary and Nancy Chartrand Heart & Vascular Center. The medical office building sits on the campus of St. Vincent’s Medical Center and is connected via sky bridge to the hospital and parking structure. St. Vincent’s is a 528 bed medical center located on the shore of the St. Johns River in Jacksonville, Florida.

“Healthcare Trust of America, Inc. is proud to be associated with hospitals, physicians, and programs such as these,” said Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is an expansion of our existing presence in the Jacksonville marketplace and we look forward to future growth in this market.”

For more information on Healthcare Trust of America, Inc. and to download the current prospectus, please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. HTA has made 46 geographically diverse acquisitions valued at approximately $1.3 billion based on purchase price, which includes 155 buildings and two real estate-related assets. HTA’s portfolio totals approximately 6.4 million square feet, and includes 138 medical office buildings, four hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 20 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the investment adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the portfolio may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of Jacksonville, Florida; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.